UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2014

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of Registrant as specified in its charter)

United States Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities
On March 18, 2014 (the “Closing Date”), Altisource Asset Management Corporation (the “Company”) closed a private placement for the issuance and sale of an aggregate of 250,000 shares of its new Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) to Luxor Capital Group, LP, a New York based investment manager, and other institutional investors for aggregate proceeds of $250.0 million.
The terms of the Series A Preferred Stock, including the terms of conversion, are provided below under Item 5.03.
The Company intends to use the proceeds from this transaction to repurchase shares of its common stock, par value $0.01 per share (the “Common Stock”) and for other corporate purposes. Such stock repurchases may be made in the open market, block trades or privately-negotiated transactions.   In connection with the foregoing, the Company's Board of Directors has approved a share repurchase program that authorizes the Company to repurchase up to $300.0 million in shares of Common Stock.
The Series A Preferred Stock was offered and sold pursuant to an exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933. Barclays served as the exclusive placement agent to the Company in connection with the transaction.
The Company has agreed to file, within 45 days following the Closing Date, a registration statement for the purpose of registering the resale of the Series A Preferred Stock and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On March 18, 2014, the Company filed a certificate of designations to create the Series A Preferred Stock (the “Certificate of Designations”) with the Office of the Lieutenant Governor, Division of Corporations and Trademarks of the United States Virgin Islands. The Certificate of Designations, which forms a part of the Company’s Amended and Restated Articles of Incorporation, specifies the terms of the Series A Preferred Stock.
The holders of shares of Series A Preferred Stock will not be entitled to receive dividends with respect to the Series A Preferred Stock. The shares of Series A Preferred Stock are convertible into shares of Common Stock of the Company at a conversion price of $1,250 per share, subject to certain anti-dilution adjustments.
The Company is required to redeem all outstanding shares of the Series A Preferred Stock for cash on March 15, 2044 (the “mandatory redemption date”). Prior to the mandatory redemption date, the Company will have the right to redeem all, but not less than all, of the Series A Preferred Stock for cash on March 15, 2020 and on each successive five year anniversary of March 15, 2020 occurring prior the mandatory redemption date (each such date, an “early redemption date”). Each holder of the Series A Preferred Stock will also have the right to require the Company to redeem on each early redemption date all, but not less than all, the Series A Preferred Stock held by such holder. In each case, the redemption price will equal $1,000 per share.
Upon a change of control of the Company or upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock will be entitled to receive an amount in cash per Series A Preferred Stock equal to the greater of:
(i)    $1,000 plus the aggregate amount of each cash dividend paid on the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible on each ex-dividend date for such dividend; and
(ii)    the number of shares of Common Stock into which the Series A Preferred Stock is then convertible multiplied by the then current market price of the Common Stock.
The Series A Preferred Stock confers no voting rights on holders, except with respect to matters that materially and adversely affect the voting powers, rights or preferences of the Series A Preferred Stock or as otherwise required by applicable law.

With respect to the distribution of assets upon the liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks senior to the Common Stock and on parity with all other classes of preferred stock that may be issued by the Company in the future.
The foregoing summary description of the Certificate of Designations is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is incorporated herein by reference and filed as Exhibit 3.1 to this Current Report on Form 8-K.
Item 8.01. Other Events
On March 17, 2014, the Company issued a press release announcing the pricing of the Company’s private placement of the Series A Preferred Stock. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations establishing the Company’s Series A Convertible Preferred Stock .
99.1	Press release of Altisource Asset Management Corporation dated March 17, 2014.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Asset Management Corporation

Date: March 18, 2014	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary